DKM

CERTIFIED PUBLIC ACCOUNTANTS

Accounting • Auditing • Assurance

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amended Form S-1, registration statement, of our review report on unaudited interim financial statements, dated November 25, 2014, relative to the financial statements of Stem Sales, Inc. as of September 30, 2014 and for the three months ended September 30, 2014 and the period from Inception (April 9, 2014) through September 30, 2014.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

January 2, 2015